EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges
Chief Financial Officer
(919) 913-1030

POZEN REPORTS THIRD QUARTER 2010 RESULTS

Positive Agreement Received for Approval of VIMOVO™ in Europe

Chapel Hill, N.C., October 28, 2010 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the third quarter ended September 30, 2010.

Recent Corporate Highlight

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VIMOVO™ (naproxen / esomeprazole magnesium) received positive agreement for approval in 23 countries across the European Union in October 2010.  The Member States and AstraZeneca will now pursue pricing and reimbursement approval.

“POZEN continues to gain momentum as the year progresses, beginning with last quarter’s U.S. approval of VIMOVO, representing two U.S. drug approvals for POZEN in two years, and more recently with the positive agreement for approval in 23 countries across the European Union,” said John R. Plachetka, Chairman, President and Chief Executive Officer of POZEN.

Third Quarter Results

For the third quarter of 2010, POZEN reported revenue of $4.3 million, resulting from royalty on sales of Treximet® (sumatriptan / naproxen sodium) of $3.9 million, and $0.4 million from royalty on sales of VIMOVO™ (naproxen / esomeprazole magnesium).  For the third quarter of 2009, the Company reported revenue of $14.3 million, resulting from a $10.0 million milestone payment for the New Drug Application (NDA) filing for VIMOVO, the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million, and royalties of $1.2 million on sales of Treximet.

Operating expenses for the third quarter of 2010 totaled $13.0 million as compared to $7.7 million for the comparable period in 2009. The higher operating expenses in the third quarter of 2010 were primarily due to increases in costs associated with the PA32540 development program, ongoing patent litigation expenses and pre-commercialization costs for PA32540.

The Company reported a net loss of $(8.6) million, or $(0.29) per share on a diluted basis, for the third quarter of 2010, compared to net income of $6.7 million, or $0.22 per share on a diluted basis, for the third quarter of 2009.  The 2009 third quarter results reflect a $10.0 million milestone payment for the NDA filing for VIMOVO.

Nine Month Results

For the nine months ended September 30, 2010, POZEN reported revenue of $39.5 million compared to $28.0 million for the same period in 2009.  The increase in revenue was due to receipt of $10.0 million more in milestone payments from AstraZeneca in 2010 versus 2009, and the increase in the Treximet royalty rate to 18% starting in 2010.

Operating expenses for the nine months ended September 30, 2010 were $35.0 million compared to $29.5 million for the same period in 2009.  The increase in operating expenses was primarily due to higher patent litigation costs.

The Company reported net income of $4.6 million, or $0.15 per share on a diluted basis for the nine month period ended September 30, 2010 compared to a net loss of $(1.1) million, or $(0.04) per share on a diluted basis for the same period in 2009.

Balance Sheet

Buoyed by the second quarter $20.0 million milestone payment and the Company’s continued prudent cash management practices, the Company continues to maintain a solid balance sheet.   At September 30, 2010, cash, cash equivalents and short-term investments totaled $44.6 million compared to $46.7 million at December 31, 2009.  The Company had an accounts receivable balance of $4.5 million from GlaxoSmithKline and AstraZeneca at September 30, 2010.

Outlook

The U.S. Food and Drug Administration (FDA) has announced an Advisory Committee meeting on November 4, 2010 to review the adequacy of endoscopically documented gastric ulcers as an outcome measure to evaluate drugs intended to prevent gastrointestinal complications of non-steroidal anti-inflammatory drugs (NSAIDs), including aspirin.  As the result of this meeting could have an effect on our PA development programs, the FDA postponed our requested meeting on the PA65020 program until December and, therefore, we will not start the PA65020 Phase 3 studies this year as previously announced.  Therefore, the Company is revising its previous outlook of a 2010 net loss of $3 to $5 million to a net loss of $2 to $4 million. This assumes Treximet annual net sales are in the previously estimated range of $85 to $90 million and patent litigation expenses are approximately $8.5 million for the full year.

The Company has also raised its anticipated cash balance at December 31, 2010 to be in the range of $38 to $40 million. The previous estimate was $35 to $37 million.

The Company believes it is possible it could achieve the $25 million milestone for EU pricing and reimbursement approval for VIMOVO in 2010. If this milestone is earned, the year-end earnings guidance would be revised to have 2010 net income of $21 to $23 million. If the cash were received in 2010, the Company's year-end cash guidance would be revised to $63 to $65 million.

Third Quarter Results Webcast

POZEN will host a webcast to present third quarter 2010 results and management’s outlook on Thursday, October 28, 2010 at 11:00 a.m. (EDT).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs.  By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI toxicity. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3.  POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications.  The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN".  For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

About VIMOVO

VIMOVO, co-developed by POZEN Inc. and AstraZeneca, is a fixed-dose combination of delayed-release enteric-coated naproxen, a pain-relieving non-steroidal anti-inflammatory drug (NSAID), and immediate release esomeprazole, a proton pump inhibitor (PPI).  On April 30, 2010, the Company announced that the U.S. Food and Drug Administration (FDA) approved VIMOVO delayed-release tablets for the relief of the signs and symptoms of osteoarthritis (OA), rheumatoid arthritis (RA) and ankylosing spondylitis (AS), and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.  VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to the absorption from other naproxen-containing products.  Controlled studies do not extend beyond six months.

Since FDA approval, AstraZeneca’s initial U.S. commercial efforts have been focused on building brand awareness and on developing formulary access and reimbursement, with detailing beginning in September 2010.

VIMOVO received positive agreement for approval in 23 countries across the European Union in October 2010.  The Member States and AstraZeneca will now pursue pricing and reimbursement approval.

For Full Prescribing Information see www.vimovo.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a PPI, layered around pH-sensitive aspirin.  This novel, patented product is administered orally once a day and will be indicated for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.  POZEN has completed enrollment for the long-term safety study and continues enrollment on the two pivotal studies, targeting an NDA filing in 2012.

Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain-related conditions.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Licensing revenue	$4,345,725	$14,290,273	$39,412,764	$22,428,582
Development revenue	3,990	0	97,179	5,536,053
Total revenue	4,349,715	14,290,273	39,509,943	27,964,635
Operating expenses:
General and administrative	7,019,534	3,442,926	17,901,386	12,654,088
Research and development	5,982,171	4,274,151	17,088,901	16,858,763
Total operating expenses	13,001,705	7,717,077	34,990,287	29,512,851
Other Income:
Interest and other income, net	65,697	84,390	127,967	472,122
Net income (loss) attributable to common stockholders	$(8,586,293)	$6,657,586	$4,647,623	$(1,076,094)

Basic net income (loss) per common share	$(0.29)	$0.22	$0.16	$(0.04)

Shares used in computing basic net income (loss) per common share	29,897,602	29,825,365	29,871,407	29,809,799

Diluted net income (loss) per common share	$(0.29)	$0.22	$0.15	$(0.04)

Shares used in computing diluted net income (loss) per common share	29,897,602	30,023,987	30,229,225	29,809,799

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$9,787,947	$23,278,353
Short-term investments	34,785,899	23,432,100
Accounts receivable	4,452,381	1,146,072
Prepaid expenses and other current assets	1,121,041	1,259,255
Total current assets	50,147,268	49,115,780
Equipment, net of accumulated depreciation	73,018	43,830
Total assets	$50,220,286	$49,159,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,416,775	$2,412,335
Accrued compensation	1,578,125	2,287,200
Accrued expenses	3,763,625	3,501,262
Deferred revenue	-	7,201,080
Total current liabilities	7,758,525	15,401,877

Long-term liabilities:
Accrued contract costs	913,050	-
Total liabilities	8,671,575	15,401,877

Total stockholders’ equity	41,548,711	33,757,733
Total liabilities and stockholders’ equity	$50,220,286	$49,159,610

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